AMENDMENT TO CONSOLIDATED FUND PARTICIPATION AGREEMENT

This Amendment is made as of April 30, 2014, by and among Principal Life Insurance Company, on behalf of one or more separate accounts (“PLIC”), Principal National Life Insurance Company, on behalf of one or more separate accounts (“PNLIC”), PRINCOR FINANCIAL SERVICES CORPORATION, a broker-dealer affiliated with PLIC and PNLIC (“PRINCOR”), CALVERT VARIABLE SERIES, INC. (“CVS”), CALVERT VARIABLE PRODUCTS, INC. (“CVP”) and CALVERT INVESTMENT DISTRIBUTORS, INC. (“CID”, and CID, together with PLIC, PNLIC, PRINCOR, CVS and CVP, the “Parties”), and amends the Consolidated Fund Participation Agreement among the parties, made as of November 1, 2011 (the “Agreement”). All capitalized terms used in this Amendment and not defined herein shall have the meaning ascribed to them in the Agreement.

WHEREAS, on or about April 30, 2014, the assets of Calvert VP SRI Equity Portfolio will merge into Calvert VP S&P 500 Index Portfolio, and the assets of Calvert VP Income Portfolio will merge into Calvert VP Investment Grade Bond Index Portfolio; and

WHEREAS, as a result of the Portfolio mergers set forth above, no Portfolio of CALVERT VARIABLE SERIES, INC. remains available for purchase by Insurance Company and the Separate Account pursuant to the terms of the Agreement; and

WHEREAS, in accordance with Article 11.1 of the Agreement, the Parties desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual provisions contained herein, the Parties agree as follows:

1.Schedule A to the Agreement is hereby deleted in its entirety and replaced by the Schedule A attached hereto;

2.	All references to CALVERT VARIABLE SERIES, INC. and to CVS shall be deleted. The Parties further acknowledge that and

3.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed effective as of the day and year first above written.

PRINCIPAL LIFE INSURANCE COMPANY

/s/ Sara Wiener
By:    ____________________________________

AVP - Annuity Line Mgmt
Title:    ____________________________________

PRINCIPAL NATIONAL LIFE INSURANCE COMPANY

/s/ Sara Wiener
By:    ____________________________________

AVP - Annuity Line Mgmt
Title:    ____________________________________        (signatures continued on next page)

PRINCOR FINANCIAL SERVICES CORPORATION

/s/ Marty Richardson
By:    ____________________________________

VP - Broker Dealer Operations
Title:    ____________________________________

CALVERT VARIABLE PRODUCTS, INC.

/s/ Andrew K. Niebler
By:    ____________________________________

Asst Vice President
Title:    ____________________________________

CALVERT INVESTMENT DISTRIBUTORS, INC.

/s/ Lancelot A. King
By:    ____________________________________

Assistant Vice President
Title:    ____________________________________

Acknowledged and Agreed:

CALVERT VARIABLE SERIES, INC.

/s/ Lancelot A. King
By:    ____________________________________

Assistant Vice President
Title:    ____________________________________

SCHEDULE A

Portfolios

Calvert Variable Products, Inc.

Portfolio	CUSIP
Calvert VP S&P MidCap 400 Index Portfolio (Class F)	866167554
Calvert VP Russell 2000 Small Cap Index Portfolio (Class F)	866167687
Calvert VP EAFE International Index Portfolio (Class F)	866167547
Calvert VP S&P 500 Index Portfolio	866167109
Calvert VP Investment Grade Bond Index Portfolio	866167505